SEPTEMBER 2021 Ethanol Connection Successful golf gathering to support ethanol Several dozen friends of ethanol gathered Aug. 16 at Cedar Ridge Golf Course in Charles City to show their support for the ethanol industry and raise funds for the GGE Friends of Ethanol PAC, which provides support and education to state and national elected officials. The golf outing, dinner with keynote speaker Robert White from the Renewable Fuels Association and silent auction, along with additional contribu- tions from Golden Grain Energy members, raised more than $24,000. If members would still like to contribute to the PAC, checks may be sent to Golden Grain Energy’s office. Ques- tions about the PAC can be directed to GGE board director and PAC chairman Jerry Calease. Got the app? Put GGE in your pocket Members and other producers and ag businesses who deliver corn to Golden Grain Energy have a new way to keep track of their contracts and deliveries. Golden Grain Energy has introduced both a mobile app, available on both Apple and Android devices, and a website portal for easy access to vital information. A link to the portal can be found on the home page of the Golden Grain Energy website; the app can be found by simply searching Golden Grain Energy in either app store. Members can create accounts in either the app or the portal to view scale tickets as they are applied to contracts, view settlements, view contracts, e-sign contracts, look up historical information for their account (history of settle- ments), see current cash bids, and place offers for cash sales. If you have ques- tions, please contact Michaela Taets at 641-423-8525 or at mtaets@ggecorn.com. GoldenGrainEnergynewsletter-Sept2021.indd 1 9/23/21 7:56 AM

Page 2 Golden Grain Energy September 2021

Ethanol markets, revenues rebound

With a return to more normal driving and transportation across the U.S. this summer, Golden Grain Energy recognized significantly higher revenues last quarter than in the same period of 2020, more than doubling the prior year's $44.9 million to reach $95.6 million. Much of that increase was due to an increase in both the number of ethanol gallons sold (18 percent) and 79 percent higher average price per gallon over the year before.

Prices for GGE's other products were also significantly higher this year than during our third quarter of 2020 (3 months ended July 31), with average price per ton for dried distillers grains up by 59 percent, price per ton for modified/wet distillers grain up 79 percent and corn oil prices up 88 percent per pound.

Much of the increase in price for distillers grain products can be attributed to higher prices for corn, which does impact Golden Grain. The average price per bushel of corn was 1.2x greater than the price the year before, greatly increasing our cost of goods sold.

Natural gas prices also increased by approximately 25 percent. This, along with increased usage due to higher production rates than in 2020, raised overall natural gas costs by 40 percent compared to last year.

Rebounds in the ethanol market since this spring have positioned Golden Grain Energy for a year-to-date net income of $8.4 million, compared to a net loss of $1.6 million over three quarters in 2020, despite increased cost of goods with high corn prices and increased natural gas costs.

More detailed discussion is available in the complete 10-K annual report which can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Brooke Peters, CFO

BALANCE SHEET	July 31, 2021	October 31, 2020
Current Assets	$38,512,424	$42,422,107
Total Assets	$145,178,546	$139,088,941
Current Liabilities	$12,632,093	$11,194,110
Long-term Liabilities	$3,794,125	$3,582,326
Members Equity	$128,752,328	$124,312,505
Book Value per Unit	$6.48	$6.26

INCOME STATEMENT	Three Months Ended 7/31/21	Three Months Ended 7/31/20	Nine Months Ended 7/31/21	Nine Months Ended 7/31/20
Revenue	$95,642,789	$44,902,846	$208,746,974	$137,489,701
Gross Profit (Loss)	$8,099,411	$2,991,434	$3,890,180	$(1,110,184)
Equity in Net Income (Loss) from Investments	$2,975,308	$438,330	$6,409,655	$1,972,955
Net Income (Loss)	$10,629,736	$2,715,403	$8,414,423	$(1,687,787)
Net Income (Loss) Per Unit	$0.53	$0.14	$0.42	$(0.08)
Distribution Paid	$-	$-	$0.20	$0.10

GGE proposes "going private" transaction

GGE's board of directors is proposing a plan to the members to reclassify the company's units in order to suspend our Securities and Exchange Commission (SEC) reporting obligations. Currently, GGE is subject to various reporting obligations which carry significant costs and time commitments by company management. If the reclassification is successful, we will proceed with deregistering which will allow us to avoid these SEC compliance costs and will allow management and our employees to shift time to furthering our operational and business goals.

In order to terminate our SEC reporting obligations, the board proposes a reclassification of the Company's units to decrease the number of members that own Class A units to fewer than 300 unit holders.

Number of Units Currently Held	Proposed Reclassified Units
20,001 or more	Class A Units
10,001 to 20,000	Class B Units
10,000	Class C Units
9,999 or less	Class D Units

The proposed reclassification will involve creating two new classes of units—Class C Units and Class D Units—and redefining the rights of the Class B Units. Certain of the existing Class A and Class B Units would then be reclassified into Class C Units and Class D Units, decreasing the number of total unit holders holding Class A Units, and ultimately releasing the Company from its SEC reporting obligations. The Board intends to propose that holders of our existing Class A and Class B Units will be reclassified as shown in the table.

Continued on Page 3

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Page 3 Golden Grain Energy September 2021

Opening LCFS markets through efficiencies

Golden Grain Energy continues to work toward improved efficiency in our ethanol process, which has set us up well to meet low-carbon fuel standards for the West Coast fuel market.

GGE recently successfully completed its periodic audit, meeting necessary marks in both kilowatt hours per gallon and BTUs of natural gas used per gallon.

Among the advances GGE has made over the years that make this possible is the addition of enzymes for breaking down corn kernel fiber, turning a portion of the corn kernel which would otherwise be part of the dried distillers grains into ethanol.

This has helped Golden Grain evolve from producing 2.8 gallons of ethanol per bushel of corn to consistently yielding more than 3 gallons, up to 3.05 gallons, per bushel—that means 10 percent more ethanol without adding concrete or steel.

Our partnership with Summit Carbon Solutions to sequester CO2 will further lower our carbon scores once that project is complete, bringing our corn kernel fiber gallons to near net-zero carbon intensity.

This project is moving forward currently with public meetings underway before the Iowa Utilities Board regarding right-of-way acquisition for the pipeline.

—Chad Kuhlers, CEO

Reclassification proposal

Continued from page 2

Different classes of units of the Company are required to have distinct, different features, and therefore, unit holders of Classes B, C and D Units will not have the same rights as unit holders of Class A Units. As a result of the reclassification, reclassified units will not have the same rights as they currently hold as Class A and/or Class B unit holders.

In the coming months, you will receive various communications, including a proxy statement, from GGE explaining the above-described process in greater detail, and ultimately, you will have the ability to vote to approve the reclassification of units.

Think now about director nominations

Golden Grain Energy has named the nominating committee to develop the candidate list forboard directors to be presented at the 2022 annual member meeting.

Current directors whose terms are expiring are board president Dave Sovereign, Roger Schaffer and board secretary Stan Laures.

The seats to be elected at the meeting will all be 3-year, at-large positions.

Anyone interested in being nominated for a board seat or in nominating someone else should contact one of this year's nominating committee members: Duane Lynch, Jim Boeding or Steve Dietz. Nominations must be received by the committee or the Golden Grain Energy office by Dec. 1.

The nominees will be presented and voted on at the 2022 annual member meeting in February.

Corn market enters harvest high

As I write this we are in that precarious time frame between old crop and new crop, when it is seldom a good time to be an end user. Even more so this year, as we end the crop year with a depleted pipeline due to high demand and a less than stellar crop in the state last year.

Price opportunities for early new crop deliveries

This has kept quick shipment corn at a substantial premium to new crop levels. Producers who have earlier maturing corn or who happen to have lighter soils, should be keeping an eye on nearby premiums—it is likely very worth the time and effort to sell the front-end premium that is currently 85 cents better than the full October bid.

USDA increased yield estimates as well as harvested acreage in their most recent report, which gave the market a little more breathing room. However, with the weakness seen in the futures market since the August report, this is likely already trading in the market. It's not uncommon for the October report to come out in the same direction, with higher yields anyway.

However, regardless of how big the crop is, pipelines are currently running at a bare minimum, so I expect quick shipment bushels will continue to demand a premium for a little bit yet anyway. Premiums ahead of harvest are meant to be sold.

A reminder of our moisture discount schedule: we remain at 3 cents per half point above 15.2, so 6 cents per point, with no shrink. This is pretty cheap considering corn is near $5.00 so 1% of moisture is worth 5 cents. It is something that we need to address down the road, but will remain with this discount through early harvest anyway.

Extended harvest delivery hours

The additional storage capacity that our new bin affords us will allow us to run extended hours during harvest. We have not had that ability in the past due to limited amount of space. We will do our best to keep hours posted on our website as well as through our new mobile app. *(Find more about the app on Page 1.)*

—Scott Gudbaur, commodity manager

GoldenGrainEnergynewsletter-Sept2021.indd 3 9/23/21 7:56 AM

Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Stan Laures, Secretary Jim Boeding Jerry Calease Dave Reinhart Leslie Hansen Duane Lynch Dustin Petersen Roger Shaffer Management Team Chad Kuhlers, CEO Brooke Peters, CFO Scott Gudbaur, Commodity Manager Matt Dutka, Plant Manager This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “ex- pect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request. Golden Grain Energy, LLC Golden Grain Energy 1822 27th St. SW Mason City, IA 50401 641-423-8525 888-GGE-CORN Fax: 641-421-8457 www.ggecorn.com info@ggecorn.com Until next time ... Get the latest on ethanol growth strategies Golden Grain Energy board chairman Dave Sovereign recently led discussions at the American Coalition for Ethanol’s “Accelerate” conference. Sovereign is president of the ACE board. The event was held in August in Minneapolis. You can find excerpts from select presentations, as well as preview and concluding interviews with industry leaders here: https://agnewswire.com/2021/08/18/34th-annual-american-coalition-for-ethanol- conference/. Discussions include the potential role of E-85 and hybrid vehicles in meeting national carbon emission goals, along with the pathway from net-zero carbon ethanol to net-negative carbon ethanol. OUR MISSION: Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve. GoldenGrainEnergynewsletter-Sept2021.indd 4 9/23/21 7:56 AM